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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                           SAFEGUARD SCIENTIFICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   786449-10-8
                                 (CUSIP Number)

                                November 29, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]  Rule 13d-1 (b)
                              [ ]  Rule 13d-1 (c)
                              [X]  Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 78449-10-8
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           1. Names of Reporting Persons.
              I.R.S. Identification Nos. of above persons (entities only). Warren V. Musser
--------------------------------------------------------------------------------
              Check the Appropriate Box if a Member of a Group (see
              Instructions)
           2. (a) [ ]
              (b) [ ]
--------------------------------------------------------------------------------
           3. SEC Use Only

--------------------------------------------------------------------------------

           4. Citizenship or Place of Organization      United States of America

--------------------------------------------------------------------------------

Number of            5. Sole Voting Power               1,576,191
Shares
Beneficially         -----------------------------------------------------------
Owned by             6. Shared Voting Power             0
Each
Reporting            -----------------------------------------------------------
Person With          7. Sole Dispositive Power          1,576,191

                     -----------------------------------------------------------
                     8. Shared Dispositive Power        0

--------------------------------------------------------------------------------
           9. Aggregate Amount Beneficially Owned by Each Reporting Person

                                                        1,576,191(1)
--------------------------------------------------------------------------------
          12. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
              [ ]

--------------------------------------------------------------------------------
          13. Percent of Class Represented by Amount in Row (9)

                                                        1.3%(2)
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          14. Type of Reporting Person  (See Instructions)

                                                        IN
--------------------------------------------------------------------------------
(1) As of December 31, 2000.
(2) Based on shares outstanding as of December 31, 2000.



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                                  INSTRUCTIONS

Item 1.

        (a) Name of Issuer:

               Safeguard Scientifics, Inc.

        (b) Address of Issuer's Principal Executive Offices:

               800 The Safeguard Building
               435 Devon Park Drive
               Wayne, Pennsylvania 19087

        Item 2.

        (a) Name of Person Filing:

               Warren V. Musser

        (b) Address of Principal Business Office or, if none, Residence:

               800 The Safeguard Building
               435 Devon Park Drive
               Wayne, Pennsylvania 19087

        (c) Citizenship:

               United States of America

        (d) Title of Class of Securities:

               Common Stock

        (e) CUSIP Number:

               786449-10-8

Item 3. Not Applicable

Item 4. Ownership.

        (a) Amount Beneficially Owned (as of December 31, 2000)
               1,576,191


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        (b) Percent of Class (based on shares outstanding as of December 31,
            2000)
               1.3%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote
                       1,576,191

            (ii)  shared power to vote or to direct the vote
                       0

            (iii) sole power to dispose or to direct the disposition of
                       1,576,191

            (iv)  shared power to dispose or to direct the disposition of
                       0

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  N/A

Item 8. Identification and Classification of Members of the Group.

                  N/A

Item 9. Notice of Dissolution of Group.

                  N/A

Item 10. Certification.

                  N/A




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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                          February 13, 2001
                          -------------------------------------
                          Date

                          /s/ Warren V. Musser
                          -------------------------------------
                          Signature


                          Warren V. Musser
                          -------------------------------------
                          Name/Title















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